EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE


              VALASSIS COMMUNICATIONS ACQUIRES PREVISION MARKETING
                  ACCELERATES CRM/LOYALTY MARKETING INITIATIVE

LIVONIA, MI, AUGUST 14, 2000 - VALASSIS COMMUNICATIONS, INC. (NYSE: VCI) announced today that the company has acquired 80% of PreVision Marketing(R), a leading Customer Relationship Marketing (CRM) firm.

"PreVision Marketing is the agency of the future on the ground floor of a rapidly growing industry," said Alan F. Schultz, chairman, president and chief executive officer of Valassis. "PreVision rounds out our current CRM program by providing access to a wider range of retailers with proven strategic, creative, interactive, research, database and analytical capabilities. In the CRM market, knowledge makes the difference. PreVision has more knowledge and experience than any other firm in the industry."

While Valassis' current Relationship Marketing Group product delivers one-to-one loyalty programs to the grocery retail industry, PreVision adds another level of retail trade opportunity through the company's current client base, which includes: Toys R Us, US West, The Gap, Bose, Talbots, Qwest, Monster.com., and Imagitas (US Postal Service). PreVision's clients also include grocery retailers Giant Eagle and Ahold's Stop & Shop.

"PreVision employs 150 talented professionals, who understand the importance of integrating data analysis, research, technology, and innovation to create comprehensive loyalty-building programs," added Schultz. "They run a fast-growing, profitable consultative/agency operation, and continue to astonish the industry with their development of extraordinary CRM technology."

"For Valassis, this transaction achieves a crucial aspect of our overall business strategy, which involves the formation of strategic alliances and acquisitions designed to accelerate growth," said Robert L. Recchia, executive vice president and chief financial officer at Valassis. "Although this transaction will be slightly dilutive in the short term, we anticipate great results from this partnership." Valassis management expects the transaction to be dilutive for the first eighteen months within the range of $0.04 - $0.08 per share. Management plans to fund the transaction through a combination of cash and stock.

PreVision had 1999 revenues of approximately $14 million, and is expected to reach approximately $25 million in 2000. The Direct Marketing Association (DMA) recently named PreVision the "most rapidly growing New England agency started in the last 10 years."


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                                    - more -

Valassis/PreVision
Press Release - 8/14/00
Page Two

"It's a perfect combination of resources and expertise," said Deborah Pine, a principal and co-founder of PreVision Marketing. "PreVision has been very successful at developing innovative CRM programs which meet the unique needs of a wide range of clients. As these needs evolve and the industry continues to grow, we must keep pace by developing new tools. Valassis provides the necessary support to quickly build this business through their financial resources, targeting abilities, and variable image printing capabilities, which will improve the company's already substantial client return on investment. In addition, this relationship enables us to build on Valassis' expanding non-grocery customer base in the CRM segment."

Customer Relationship Marketing (CRM), also known as one-to-one loyalty marketing, offers retail clients customized communications programs designed to increase their shoppers' loyalty and ensure shopper retention through the combined application of traditional and alternative marketing solutions. AMR Research valued the global CRM market at $1.2 billion in 1997, and predicts the value will reach $11.5 billion in 2002.

Based in Lincoln, Massachusetts, a Boston suburb, PreVision Marketing was founded in 1993. PreVision Marketing is highly specialized in offering clients agency- and technology-driven capabilities to assist in customer acquisition, retention, and share of wallet. PreVision's customer base spans across many industries, including retail, grocery, consumer packaged goods, automotive, financial services, e-commerce, and telecommunications.

Valassis Communications, Inc., connects people to brands by offering a wide range of strategic marketing solutions to manufacturers, retailers, and Internet/e-commerce companies. From mass marketing to one-to-one marketing, Valassis leads the marketing services industry in the concept-to-fulfillment of strategic solutions, which include newspaper-delivered co-op and specialty inserts, advertising, product sampling, direct mail, and on-line promotions, as well as consulting services.

To the extent that the contents of this release are forward-looking statements, they involve risks and uncertainties, such as those described in the Company's SEC reports, including its 10-K for the year ended December 31, 1999. Actual results may materially differ.

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CONTACTS:  Joscelyn Johnson Andrews           Suzan Twombly
           Manager of Public Relations        Sr. Manager, Corporate Development
           Valassis Communications, Inc.      PreVision Marketing
           19975 Victor Parkway               55 Old Bedford Road
           Livonia, MI 48152                  Lincoln, MA 01773
           Direct: (734) 591-4971             Direct:  (781) 259-5167
           Fax: (734) 591-4503                Fax (781) 259-1548